Exhibit 24.21

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, Sharmaine Matlock-Turner, do hereby appoint Michael A. Innocenzo and Anthony E. Gay, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2022 of PECO Energy Company, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ SHARMAINE MATLOCK-TURNER
Sharmaine Matlock-Turner

DATE: February 7, 2023